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                                                                      EXHIBIT 12

                            DEVON ENERGY CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                             YEAR DECEMBER 31,
                                                                  -----------------------------------
                                                                     1999         1998         1997
                                                                  ---------    ---------    ---------
                                                                      (IN THOUSANDS, EXCEPT RATIOS)
Earnings (loss) before income taxes                                $ 159,722      (75,792)    (473,833)

Add:
     Interest expense                                                 66,913       22,632       18,788
     Distributions on preferred securities of subsidiary               6,884        9,717        9,717
     Amortization of costs incurred in connection with
       the offering of the preferred securities of
       subsidiary trust                                                  148          240          269
     Amortization of premium on debentures                            (1,328)          --           --
     Estimated interest factor of operating lease payments             2,069          683          505
     Deferred effect of changes in foreign currency exchange
       rate on subsidiary's long-term debt                           (13,154)      16,104        5,860
     Dividends on preferred stock                                      5,889           --           --
                                                                   ---------    ---------    ---------

Earnings (loss) as adjusted (A)                                    $ 227,143      (26,416)    (438,694)
                                                                   =========    =========    =========

Fixed charges:
     Interest costs incurred                                          66,913       22,632       18,788
     Distributions on preferred securities of subsidiary trust         6,884        9,717        9,717
     Amortization of costs incurred in connection with
       the offering of the preferred securities of
       subsidiary trust                                                  148          240          269
     Amortization of premium on debentures                            (1,328)          --           --
     Estimated interest factor of operating lease payments             2,069          683          505
     Deferred effect of changes in foreign currency exchange
       rate on subsidiary's long-term debt                           (13,154)      16,104        5,860
     Dividends on preferred stock                                      5,889           --           --
                                                                   ---------    ---------    ---------

Total fixed charges (B)                                            $  67,421       49,376       35,139
                                                                   =========    =========    =========

Ratio of earnings to fixed charges (A)/(B)                              3.37          N/A          N/A
                                                                   =========

Insufficiency of earnings to cover fixed charges                         N/A       75,792      473,833
                                                                                =========    =========


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